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                                                                     EXHIBIT 2.2



                                 AMENDMENT ONE
                                       TO
                              AGREEMENT OF MERGER

         This Amendment One to Agreement of Merger, effective the 31st day of December, 1996, is entered into by and among Topro, Inc., a Colorado corporation ("Topro"), on its behalf and on behalf of its wholly-owned subsidiary, Topro ACS Corp., a newly formed Pennsylvania corporation ("Newco"), All Control Systems, Inc., a Pennsylvania corporation ("ACS") and ProMeta Consulting, Inc., a Pennsylvania corporation ("ProMeta").

         WHEREAS, Topro, ACS and Newco entered into an Agreement of Merger dated December 31, 1996 (the "Merger Agreement") pursuant to which Topro will acquire ACS by the merger of Newco into ACS; and

         WHEREAS, the parties hereto intended to include ProMeta in the Merger Agreement such that Topro would also acquire ProMeta by merging ProMeta with and into ACS at the same time that Newco is merged with and into ACS; and

         WHEREAS, the parties desire to make certain other modifications to the Merger Agreement to clarify the understanding of the parties;

         NOW THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties and covenants contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. The following introductory sentence hereby is amended to read as follows:

                 THIS AGREEMENT OF MERGER (hereinafter called "Agreement"), executed as of the 31st day of December, 1996, by and among Topro, Inc., a Colorado corporation ("Topro"), on its behalf and on behalf of its wholly- owned subsidiary, Topro ACS Corp., a newly formed Pennsylvania corporation ("Newco"), All Control Systems, Inc., a Pennsylvania corporation ("ACS") and ProMeta Consulting, Inc., a Pennsylvania corporation ("ProMeta").

         2.      Section 1.1(a) hereby is amended to read as follows:

                 (a) Newco and ProMeta shall simultaneously be merged with and into ACS (such transaction hereafter referred to as the "Merger"), and ACS shall be the surviving corporation in both mergers (the "Surviving Corporation"). The separate existence and corporate organization of Newco and ProMeta shall cease upon filing of the Articles of Merger with the Pennsylvania Secretary of State, and thereupon ACS, ProMeta and Newco shall be a single corporation.



         3. The last sentence under Section 1.1(e) hereby is amended to read as follows:
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         However, the effective date of the Merger for accounting purposes shall be November 30, 1996 (the "Effective Time"), at which time the effective control of ACS and ProMeta shall have been transferred to Topro, except that Topro shall not make any significant changes in the operations of ACS until the Closing Date. All management decisions made at ACS from the Effective Time are subject to direction, review and approval by John Jenkins, CEO of Topro.

         4. The first two sentences in Section 1.2 hereby are amended to read as follows:

         As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, all shares of ACS and ProMeta common stock issued and outstanding immediately prior to the Effective Time shall be converted into 1,800,000 restricted shares (the "Base Share Consideration") of the common stock, par value $.0001 per share of Topro ("Topro Common Stock"). If additional ACS shares are issued after the Effective Time but prior to the Closing Date, each such share shall be exchanged for 1,440 shares of Topro Common Stock (the "Additional Share Consideration"); provided, however, that such exchange ratio shall only apply to the extent additional ACS shares are purchased at a minimum price of $2,160 per ACS share.

         5.      Section 1.5 hereby is amended to read as follows:

         Topro shall cause the issuance of the Topro common stock upon surrender of certificates or stock powers endorsed in blank by the respective ACS shareholders representing shares of ACS and ProMeta common stock. All shares of Topro common stock into which shares of ACS and ProMeta common stock are converted at the Closing Date pursuant to Sections 1.2, 1.3 and 1.4 (collectively, the "Merger Shares") shall be deemed, for all corporate purposes, to have been issued by Topro at the Closing Date. The Merger Shares may be held in escrow, as described above.

         6.      Section 1.6 hereby is amended to read as follows:

         At the Effective Time the stock transfer books of ACS and ProMeta shall be closed, except with respect to any ACS shares issued for Additional Share Consideration, and no transfer of ACS or ProMeta common stock shall thereafter be made on such stock transfer books.

         7.      Section 1.7 hereby is amended to read as follows:

         As soon as practicable after the Closing Date, ACS, ProMeta and Newco shall, in accordance with Section 1.1(e), cause the Articles of Merger to be filed with the Secretary of State of the Commonwealth of Pennsylvania and ACS, ProMeta, Newco and Topro will take such other and further actions as may be required by the Pennsylvania Statute in connection with the filing and in order to complete the Merger.

         8. The introductory sentence under Article III hereby is amended to read as follows:





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         ACS and ProMeta represent, warrant to and agree with Topro and Newco as follows, and any references to ACS in this Article III and in Articles IV, VI and VIII shall be read to include ProMeta except with respect to the amounts of authorized and outstanding capital stock stated in the first two sentences of Section 3.2:

         9. The first two sentences of Section 3.2 hereby are replace by the following first two sentences, and a third sentence is inserted after the first two sentences, as follows:

         The authorized capital stock of ACS consists of 5,000,000 shares of common stock ("ACS Common Stock") and the authorized capital stock of ProMeta consists of 1,000 shares of common stock (the "ProMeta Common Stock"). As of December 31, 1996 there were 1,250 shares of ACS Common Stock and 1,000 shares of ProMeta Common Stock issued and outstanding. Any subsequent reference in this Agreement to ACS Common Stock shall include ProMeta Common Stock.

         IN WITNESS WHEREOF, this Amendment One to Agreement of Merger is executed this 17th day of January, 1997, to be effective as of the day first set forth above.

                                                   TOPRO, INC.


                                                   By:  /s/ John Jenkins
                                                       -------------------------
                                                         John Jenkins, President

                                                   TOPRO ACS CORP.


                                                   By:  /s/ John Jenkins
                                                       -------------------------
                                                        John Jenkins, President

                                                   ALL-CONTROL SYSTEMS, INC.


                                                   By: /s/ Kevin Fallon
                                                      --------------------------
                                                       Kevin Fallon, President

                                                   PROMETA CONSULTING, INC.


                                                   By: /s/Kevin Fallon
                                                       -------------------------
                                                       Kevin Fallon, President





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